Exhibit 99.4

THIS NOTE AND THE SHARES ACQUIRABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY STATE SECURITIES LAWS AND MAY ONLY BE SOLD OR TRANSFERRED IF THE HOLDER HEREOF COMPLIES WITH THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

PROMISSORY NOTE SECURED BY PLEDGE AGREEMENT

$975,000	September 28, 2006

BUCKEYE VENTURES, INC., a Michigan corporation (the “Company”), for value received, hereby promises to pay Alan Hardwick (the “Holder”) the principal amount of Nine Hundred Seventy-Five Thousand Dollars ($975,000), together with accrued interest thereon at the rate of 5.00% per annum (computed on the basis of a 365-day year) from the date hereof. Interest shall be payable monthly in arrears on the first day of each month commencing on October 1, 2006; provided, however, that any interest accruing on the unconverted Convertible Portion (as defined below) shall not be required to be paid until the Maturity Date (as defined below) and may be paid in shares of Common Stock (as defined below) valued at their then fair market value as determined by the Company in good faith. The principal amount hereof and all accrued and unpaid interest shall be due and payable on September 30, 2008 or, if extended as provided in the Merger Agreement (as defined below) September 30, 2009 (the “Maturity Date”). This Promissory Note Secured by Pledge Agreement (this “Note”) is being issued pursuant to that certain Agreement and Plan of Merger dated as of September 28, 2006 by and among the Company, EK Acquisition Corp., Energy King, Inc., the Holder and certain other parties (the “Merger Agreement”) and is subject to the terms and conditions set forth therein, including without limitation the provisions therein which provide for the adjustment of the principal amount of this Note in certain instances. Capitalized terms used and not otherwise defined in this Note shall have the meanings ascribed to such terms in the Merger Agreement. In the event that the principal amount of this Note is reduced pursuant to the Merger Agreement, then the Holder shall not be entitled to retain any interest previously paid upon the amount of the reduction and, at the Company’s option, the Company may apply all or any portion of such amounts to reduce the principal amount of this Note or the amount of any further interest payments required to be paid pursuant to this Note or the Company may require that the holder promptly repay all or any portion of such amounts to the Company upon demand

The Company shall have the right to prepay this Note in whole or in part without penalty at any time and from time to time with or without prior notice. Except as expressly provided in this Note, payments of principal and interest on this Note shall be made in lawful money of the United States of America paid by check to the Holder delivered to the Holder at its address identified in the Merger Agreement, or such other location as the holder of this Note shall have designated by written notice to the Company; provided, however, that at the election of the Company, all or any part of the principal and interest due hereunder may be paid by wire transfer to an account designated by the Holder in writing.

If any payment hereunder becomes due and payable on a Saturday, Sunday, or legal holiday under the laws of the State of California, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension at the rate specified above.

In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Holder has received interest hereunder in excess of the highest rate applicable hereto, the Holder shall promptly apply to such excess amount to the unpaid principal balance or, to the extent no such balance exists, refund such excess interest to the Company.

The Holder may at any time on or after November 15, 2006 (the “Conversion Start Date”) and prior to the Maturity Date convert up to Five Hundred Thousand Dollars ($500,000) of the principal amount of this Note in the aggregate (the “Convertible Portion”) or any portion of the Convertible Portion in increments of not less than $10,000 (unless such amount is the only portion of the Convertible Portion then remaining outstanding under this Note in which event the conversion of the remaining principal amount included in the Convertible Portion shall be permitted) into fully paid and nonassessable shares of the Common Stock, par value $.001 per share, of the Company (the "Common Stock"), on the basis of one share of such stock for each $0.20 in principal amount of this Note if converted on or prior to December 31, 2006, one share of stock for each $0.25 in principal amount of this Note if converted on or after January 1, 2007 to and including December 31, 2007 and one share of such stock for each $0.35 in principal amount of this Note if converted on or after January 1, 2008 (the "Conversion Price"). Such conversion shall be effected by the surrender of this Note at the principal office of the Company (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder) at any time during usual business hours, together with notice in writing that the Holder wishes to convert a portion of this Note, which notice shall also state the name(s) (with addresses) and denominations in which the certificate(s) for Common Stock shall be issued and shall include instructions for delivery thereof. Such conversion shall be deemed to have been effected as of the close of business on the date on which this Note shall have been surrendered and such notice shall have been received, and at such time (the "Conversion Date") the rights of the Holder with respect to the principal amount of the Note converted shall cease and the person(s) in whose name(s) any certificate(s) for Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented by such certificate(s). As soon as practicable after the Conversion Date, the Company shall deliver to, or as directed by, the Holder, certificates representing the number of shares of Common Stock issuable by reason of such conversion registered in such name or names and such denomination or denominations as the Holder shall have specified, together with cash as provided below in respect of any fraction of a share of such stock otherwise issuable upon such conversion. The Company shall make payment to the Holder of accrued interest to the date of conversion on the portion of the Note converted at the time and in the manner provided for the payment of interest on the unconverted Convertible Portion of this Note. In each case of conversion, the Company shall either (i) endorse on this Note the date and amount of this Note so converted, and such amount shall be deemed no longer outstanding and promptly return this Note to the Holder, or (ii) promptly execute and deliver a new Note to the Holder in the principal amount equal to the remaining principal amount of this Note.

From and after the Conversion Start Date the Company will, if necessary, take such actions as may be required to increase its authorized shares of Common Stock and reserve and keep available out of its authorized but unissued shares of Common Stock or its treasury shares, or otherwise, solely for the purpose of issuance upon the conversion of this Note, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Company covenants that all shares of Common Stock which shall be so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.

In the event the Company shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding Common Stock into a greater number of shares of such stock, the Conversion Price shall be proportionately decreased. Conversely, in the event the outstanding shares of Common Stock shall at any time be combined into a smaller number of shares (by reverse stock split or otherwise), the Conversion Price shall be proportionately increased. In the case of any stock dividend described in this paragraph, the adjustment to be made shall be made as of the time immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; provided, however, that if such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed, such adjustment shall be cancelled as of the close of business on such record date and, thereafter, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividend. In the case of any subdivision (other than a stock dividend) or combination described in this paragraph, the adjustment to be made pursuant hereto shall be made as of the close of business on the date immediately prior to the date upon which such corporate action becomes effective. Notwithstanding the foregoing, the Company shall not be required to give effect to any adjustment to the Conversion Price if the amount of such adjustment would be less than $.01, but any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, causes a cumulative net adjustment of $.01 or more.

If any capital reorganization or reclassification of the capital stock of the Company (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of an issuance of Common Stock by dividend or other distribution or by reason of a subdivision or combination), or any consolidation or merger of the Company with or into another corporation, or any sale of all or substantially all of the Company's property and assets to any person, firm or corporation (collectively, any "Organic Change") shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition to such Organic Change, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to acquire and receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Company immediately theretofore acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon the conversion of this Note, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of Common Stock immediately theretofore acquirable and receivable (directly or upon subsequent conversion, assuming unrestricted convertibility) upon conversion of this Note had such Organic Change not taken place (except that the terms of the parenthetical provisions at the end of the next sentence shall be applied in determining the number of shares of Common Stock immediately theretofore acquirable and receivable). In any such case, appropriate provision shall be made with respect to the Holder's rights and interests to the end that the provisions contained in this Note (including without limitation provisions for adjustments of the number of shares of Common Stock acquirable and receivable upon the exercise of the conversion rights granted herein) shall thereafter be applicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of this Note (including, in the case of any such consolidation, merger or sale in which the successor corporation or purchasing entity is other than the Company, an immediate adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note). In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's property and assets to another corporation as a result of which a number of shares of common stock of the surviving or purchasing corporation greater or lesser than the number of shares of Common Stock of the Company outstanding immediately prior to such merger, consolidation or sale are issuable to holders of Common Stock, the aggregate number of shares of Common Stock into which this Note was convertible in effect immediately prior to such merger, consolidation or sale shall be adjusted (pursuant to the preceding paragraph) as though there were a subdivision or combination of the outstanding shares of Common Stock. The provisions of this paragraph shall similarly apply to successive Organic Changes.

Promptly upon any adjustment in the number of shares of Common Stock acquirable and receivable upon conversion of this Note or any adjustment or readjustment in the Conversion Price, the Company shall send written notice to the Holder, which notice shall set forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company shall, upon written request at any time of any holder of this Note, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of this Note. The Company may retain a firm of independent public accountants of recognized standing which may be the firm regularly retained by the Company to make any computation required under this Note and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this Section.

The Company shall not be required to issue any fractional shares of Common Stock upon any conversion of this Note. If any fraction of a share of Common Stock except for the provisions of this paragraph would be issuable upon conversion of this Note, the Company may elect not to convert such portion of the Note or in lieu of issuing such fractional share pay an amount in cash equal to the then current fair market thereof as determined by the Company in good faith.

To the extent applicable, the Company may withhold any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority from any amounts payable to the Holder hereunder and the Company shall send to the Holder notice showing payment thereof. The Company will not be responsible for any income tax of the Holder for interest due on the Note, or stamp duty or other tax due on conversion of the Note. Nothing contained in this Note shall be construed as conferring upon the Holder the right to receive any dividend or other distribution as a stockholder or to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders for the election of directors of the Company or any other matter.

If any of the following conditions or events (each an “Event of Default” and collectively, the “Events of Default”) shall occur and be continuing:

(a) if the Company shall default in the payment of any principal on this Note when the same becomes due and payable, whether at maturity or otherwise, and such payment shall not have been made within fifteen (15) days after written notice of default shall have been received by the Company from the Holder; or

(b) if the Company shall default in the payment of any interest on the Note when the same becomes due and payable and such default shall continue more than thirty (30) days after written notice of default shall have been received by the Company from the Holder; or

(c) if the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any custodian, trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or if the Company or its directors or majority stockholders (or such greater number as may be required to effect such action) shall take any action looking to the dissolution or liquidation of the Company; or

(d) if, within sixty (60) days after the commencement of an involuntary bankruptcy proceeding or other action against the Company seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any custodian, trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointments shall not have been vacated;

then the Holder hereof may at any time (unless all Events of Default shall theretofore have been remedied or cured) at its option, by written notice to the Company, declare this Note to be due and payable, whereupon this Note shall forthwith mature and become due and payable, together with interest accrued and unpaid hereon, without presentment, demand, protest or notice, all of which are hereby waived.

This Note is a nonrecourse note and is secured solely by a pledge of certain shares of stock of Energy King, Inc., a California corporation (the “Operating Company”), pursuant to a Pledge Agreement of even date herewith between the Company, the Holder, the other Stockholders and Varin Larson, as agent for the Holder and the other Stockholders ("Pledge Agreement"). The Company shall be liable upon the indebtedness evidenced by this Note, for all sums to accrue or to become payable hereon and for performance of any covenants contained in this Note or the Pledge Agreement to the extent, but only to the extent, of the security granted to the Lender pursuant to the Pledge Agreement. No attachment, execution or other writ or process shall be sought, issued or levied against the Company or upon any assets, properties or funds of the Company other than the properties, rights, estates and interests pledged pursuant to the Pledge Agreement. In the event of any foreclosure of such title, liens or security interests, no judgment of any deficiency upon such indebtedness, sums and amounts shall be sought or obtained by Lender against the Company.

Notwithstanding anything to the contrary contained in this Note, in the event that Buckeye, the Company or EK Acquisition Corp. (each, an “Indemnified Party”) is (or, pending resolution of a disputed claim, may be) entitled to receive any amounts from the Holder or any of the other Stockholders (each, an “Indemnifying Party”) under the Merger Agreement or under any of the other documents executed or to be executed in connection with the Merger Agreement, including without limitation any amounts owed under the indemnification provisions of Article 11 of the Merger Agreement, the Company may take any one or more of the following actions (and such actions shall not result in an Event of Default under this Agreement):

(i) offset and deduct from any amounts to be paid to the Holder of this Note (or that may be converted by the Holder) any amounts owed by any Indemnifying Party to any Indemnified Party under the Merger Agreement or any other agreement or document executed in connection with the Merger Agreement; or

(ii) pending resolution of any claim, withhold from the amounts to be paid to the Holder of this Note (or that may be converted by the Holder) any amounts which may be owed by any Indemnifying Party to any Indemnified Party under the Merger Agreement or any other agreement or document executed in connection with the Merger Agreement;

In either case, neither such amount nor any interest on such amount shall be required to be paid by the Company to Holder (or converted), provided, however, that if within thirty (30) days the Holder notifies the Company that it disputes the amounts so offset, deducted or withheld, then if and to the extent the Holder prevails with respect to such dispute amounted the Holder shall be entitled to any interest required to be paid pursuant to this Note with respect to the disputed amount and not paid as a result of the operation of this sentence; provided further, however, that the Company shall be permitted to deposit any such disputed amount so withheld in escrow with an escrow agent selected by the Company and reasonably satisfactory to the Holder of this Note, pending resolution of such dispute (where, if permitted, the amount escrowed may be invested in investments mutually acceptable to the Company and the Holder), in which case no interest shall be required to be paid with respect to such amount, regardless of the resolution of the dispute and, upon the resolution of the dispute, the escrowed amount and any earnings or losses upon such escrowed amount shall be paid or allocated to the Company or paid and allocated to the Holder, as appropriate.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF CALIFORNIA.

All notices delivered pursuant to the terms hereof shall be deemed to have been duly given when given in accordance with the terms of the Merger Agreement.

Whenever in this Note reference is made to the Company or the Holder, such reference shall be deemed to include their respective heirs, legal representatives, successors and assigns; provided, however, that the Holder may not transfer this Note or any portion of this Note or any of its rights under this Note or any portion hereof, including without limitation to the Common Stock or other securities that may be issuable or issued with respect to the Convertible Portion of this Note, without the consent of the Company or, with respect to such Common Stock, as expressly permitted pursuant to the terms of the Transfer Restriction Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer on the date first above written.

BUCKEYE VENTURES, INC.

By:_____________________________
Alan J. Mintz
President

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